Exhibit 99.1

For further information contact:
Joe Passarello	Erik Knettel
Therma-Wave	Global Consulting Group
Phone: 510-668-2200	Phone: 646-284-9400
jpassarello@thermawave.com	eknettel@hfgcg.com
Therma-Wave Announces First Quarter 2006 Results
FREMONT, California – July 28, 2005 -Therma-Wave, Inc., (NASDAQ: TWAV) a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the fiscal first quarter of 2006, ended July 3, 2005.
Net revenues for the fiscal first quarter of 2006 were $17.5 million compared to net revenues of $21.1 million in the fiscal first quarter of 2005, a decline of approximately $3.6 million, or 17 percent. Sequentially, net revenues increased $1.5 million, or 9 percent, compared to net revenues of $16.0 million reported for the fiscal fourth quarter of 2005, ended April 3, 2005. Deferred revenues were $12.9 million as of July 3, 2005, a decline of $4.3 million, or 25 percent, compared to deferred revenues of $17.2 million reported as of April 3, 2005.
Net income for the fiscal first quarter of 2006 was $2.4 million, or $0.07 per diluted share, compared to a net loss of $1.2 million, or $(0.03) per diluted share, in the fiscal first quarter of 2005, and sequentially, to a net loss of $5.1 million, or $(0.14) per diluted share, recorded in the fiscal fourth quarter of 2005.
Fiscal first quarter of 2006 net income includes a gain of $8.6 million, or approximately $0.23 per diluted share, from the previously announced sale of Therma-Wave’s CCD-i integrated metrology product line and related assets to Tokyo Electron Limited (TEL) for a total consideration of approximately $9.95 million.
Gross margin for the fiscal first quarter of 2006 was 41 percent compared to 38 percent in the fiscal fourth quarter of 2005 and 51 percent in the fiscal first quarter of 2005.
Cash and cash equivalents totaled $13.2 million as of July 3, 2005, compared to $13.4 million as of April 3, 2005. Included in cash is approximately $8.95 million in net proceeds received during the fiscal first quarter of 2006 from the sale of CCD-i integrated metrology product line and related assets to TEL. Cash usage during the fiscal first quarter was $9.1 million (excluding the impact of the sale of the CCD-i product line to TEL) which was above our cash consumption guidance for the quarter of $6 million to $8 million. Cash usage during the fiscal first quarter reflects $5.9 million in operating losses as well as a net improvement in working capital. During the quarter we reduced (paid down) our current payables and other current liabilities by $9.9 million bringing these balances more in line with historical levels and reduced our accounts receivable and inventory balances by $6.3 million.
In connection with the Company’s previously announced North American and Asian restructuring initiatives, Therma-Wave recorded a restructuring charge of approximately $1.5 million during the fiscal first quarter of 2006.
Boris Lipkin, Therma-Wave’s President and Chief Executive Officer stated, “While we made progress during the fiscal first quarter, we realize there is more to be done. We believe the actions taken during the first quarter, combined with ongoing cost reduction and cash preservation measures are aimed at improving our cash consumption and bringing our cost infrastructure closer to break-even. We remain focused on our stated objectives of increasing our global market share, improving our cash and cash flow, bringing the Company to profitability and ultimately increasing shareholder value.”
Guidance
Guidance for the fiscal second quarter of 2006 ending October 2, 2005 is as follows:
•	Revenue is expected to be in the range of $14 million to $17 million depending, among other things, on the timing of recognition of deferred revenue.
•	Diluted net loss per share is expected to be within the range of $(0.04) to $(0.12), excluding charges for restructuring (which have not been determined at this time) and non-cash charges or credits for variable accounting for stock options (which will depend on the Company’s stock price).
•	New orders are expected to be in a range of $14 million to $18 million.
•	Cash consumption for the quarter is expected to be in the range of $4 million to $7 million representing improvement from the fiscal first quarter cash consumption of $9.1 million.
Conference Call Information
Therma-Wave, Inc. will hold a conference call to review financial results and ongoing operations at 8:00 a.m. Pacific Time, 11:00 a.m. Eastern Time, on Thursday, July 28, 2005. Participating on the call will be Boris Lipkin, President and Chief Executive Officer, and Joseph Passarello, Senior Vice President of Finance and Chief Financial Officer. A live Web cast of the conference call, as well as a replay of the call, may be accessed via the Internet at: www.thermawave.com.
About Therma-Wave, Inc.
Since 1982, Therma-Wave, Inc., has been revolutionizing process control metrology systems through innovative proprietary products and technologies. The Company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading-edge products to the semiconductor manufacturing industry for the measurement of transparent and semi-transparent thin films; for the measurement of critical dimensions and profile of IC features; and for the monitoring of ion implantation. For further information about Therma-Wave, Inc., access the Company’s web site at: www.thermawave.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include our positioning to address current and future market needs, our ability to improve long-term profitability, our ability to provide cost efficiencies, the ability of our products to gain momentum in the global market, the charges to be incurred in connection with our restructurings and our future financial guidance. Factors that could cause actual results to differ materially from the forward-looking statements include the cyclicality of our business, the loss of one or more large customers, our ability to protect our intellectual property, our ability to successfully compete against larger companies, our ability to access additional capital in the future, our ability to develop new and advanced products in the future, our ability to attract and retain key personnel, our ability to receive supplies from single source suppliers, possible disruptions to our business and the impact on remaining employees of the restructuring activities, disruptions at our manufacturing facilities and general political, economic and stock market conditions and events, both domestically and internationally. These factors and others are described in more detail in our public reports filed with the Securities and Exchange Commission, such as those discussed in the “Factors Affecting Future Results” section of our Annual Report on Form 10-K for the fiscal year ended April 3, 2005, all quarterly reports on Form 10-Q for the following fiscal quarters, all subsequent current reports on Form 8-K and all of our prior press releases. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no duty to update these forward-looking statements.
Financial Tables Follow
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THERMA-WAVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 3,	April 3,
	2005	2005
Assets
Current assets:
Cash and cash equivalents	$13,233	$13,419
Accounts receivable, net	12,119	15,678
Inventories	28,098	30,870
Other current assets	2,852	2,680

Total current assets	56,302	62,647
Property and equipment, net	2,128	2,976
Other assets, net	1,605	1,950

Total assets	$60,035	$67,573

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,832	$8,227
Other current liabilities	13,504	15,784
Deferred revenues	11,622	15,804

Total current liabilities	29,958	39,815
Long-term liabilities:
Non-current deferred revenues	1,291	1,425
Other long-term liabilities	403	370

Total liabilities	31,652	41,610
Stockholders’ equity	28,383	25,963

Total liabilities and stockholders’ equity	$60,035	$67,573

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended
	July 3, 2005	June 27, 2004
Net revenues
Product	$12,720	$16,189
Service and parts	4,819	4,962

Total net revenues	17,539	21,151
Cost of revenues	10,424	10,431

Gross profit	7,115	10,720

Operating expenses:
Research and development	3,837	5,265
Selling, general and administrative	7,753	6,303
Restructuring, severance and other	1,467	373

Total operating expenses	13,057	11,941

Operating loss	(5,942)	(1,221)
Other operating income (expense):
Gain on sale of product line	8,550	—
Interest expense	(57)	—
Interest income	32	42
Other, net	(96)	10

Total other income, net	8,429	52

Income (loss) before provision for income taxes	2,487	(1,169)

Provision for income taxes	(41)	—

Net income (loss)	$2,446	$(1,169)

Net income (loss) per share:
Basic	$0.07	$(0.03)
Diluted	$0.07	$(0.03)
Weighted average number of shares outstanding:
Basic	36,349	35,637
Diluted	37,432	35,637
Stock-based compensation expense (benefit) included in:
Cost of revenues	$4	$318
Operating expenses:
Research and development	(178)	886
Selling, general and administrative	15	547

Total operating expenses (benefit)	(163)	1,433

Total stock-based compensation expense (benefit)	$(159)	$1,751